EXHIBIT 23.1

[Letterhead of PricewaterhouseCoopers]

CONSENT OF INDEPENDENT CHARTERED ACCOUNTANTS

We hereby consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Forms F-10, F-4 and S-4 (No. 333-141155) of our report dated February 21, 2007 relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appear in the Form 6-K/A furnished on March 1, 2007 and as an exhibit to the Company’s Annual Report on Form 40-F for the year ended December 31, 2006.

We also consent to the reference to us under the heading “Independent Accountants” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Vancouver, Canada

March 30, 2007